Exhibit 3.87

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:32 PM 10/18/2007
FILED 01:20 PM 10/18/2007
SRV 071130217 - 4442773 FILE

CERTIFICATE OF FORMATION

OF

O-I HOLDING LLC

1.             The name of the limited liability company is O-I Holding LLC.

2.             The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of O-I Holding LLC this 18th day of October, 2007.

/s/ John J. Staler, Authorized Representative
John J. Staler, Authorized Representative